Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 06:46 PM 02/19/2018 FILED 06:46 PM 02/19/2018 SR 20181125311 - File Number 6241461

Certificate of Amendment to
Still Sound Acquisition Corporation
Certificate of Incorporation
February 19, 2018

Still Sound Acquisition Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: By unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

SECOND: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE ONE
NAME

The name of the Corporation is Anutra Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 19th day of February 2018.

STILL SOUND ACQUISITION CORPORATION
Attest:

/s/ James Cassidy	By:	/s/ James Cassidy
James Cassidy		James Cassidy
Secretary		President